
                                             Years Ended March 31,
                                ---------------------------------------------
                                  1996       1997     1998       1999    2000
                                                 (In thousands)
Consolidated pretax income

from continuing operations      $ 3,024   $ 1,603   $ 7,111   $ 1,477   $ 5,855

Interest

                                  7,935     8,486     9,672    11,037    13,274

Net amortization of debt
discount and premium and
issuance expense
                                    244       261       325       385       628

Interest portion of

rental expense                      365       634     1,120     1,122     1,251
                                -------   -------   -------   -------   -------

Earnings

                                 11,568    10,984    18,228    14,021    21,008
                                =======   =======   =======   =======   =======


Interest

                                  7,935     8,486     9,672    11,037    13,274

Net amortization of debt
discount and premium and
issuance expense
                                    244       261       325       385       628

Interest portion of

rental expense                      365       634     1,120     1,122     1,251
                                -------   -------   -------   -------   -------


Fixed Charges                     8,544     9,381    11,117    12,544    15,153
                                =======   =======   =======   =======   =======


Ratio of earnings to
fixed charges                       1.4       1.2       1.6       1.1       1.4
